Exhibit 5.1

                             Michael R. Espey
                             Attorney at Law
                           318 18th Avenue East
                         Seattle, Washington 98112
                              (206) 860-6022


                               June 27, 2008

Board of Directors
HydroDynex, Inc.
230 Bethany Rd., Ste. 128
Burbank, CA 91504


RE:  Registration Statement on Form S-1

Gentlemen:

   I have examined the Registration Statement on Form S-1 to be filed by you with the Securities and Exchange Commission on or about June 30, 2008, with respect to the registration under the Securities Act of 1933, as amended, of a total of up to 1,500,000 shares of common stock (the "Shares").

   All of the Shares are to be offered for sale for the benefit of the Selling Security Holders named in the Registration Statement. The Shares are to be sold from time to time in the over-the-counter market at prevailing prices or as otherwise described in the Registration Statement.

   As your legal counsel, I have examined the proceedings taken by you in connection with the issuance and sale of the Shares. It is my opinion that the Shares now outstanding are legally and validly issued, fully paid and non-assessable.

   I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

   I express no opinion except as expressly set forth herein and no opinions shall be implied. I offer no opinions on matters relating to compliance with Securities Acts and Laws.


                                       Sincerely,
                                       /s/ Michael R. Espey
                                       ---------------------------------
                                       Michael R. Espey, Attorney at Law

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